Exhibit 99.2

BioSig Announces Abstract Acceptance to Computing in Cardiology 2020

Westport, CT, Sept. 14, 2020 (GLOBE NEWSWIRE) --

●	Novel algorithm can successfully reconstruct ECG lead placements
●	The method may improve the automated classification of patient conditions and unlock new applications of clinical value

BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”), a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals, today announced that the Company’s abstract for ‘Computational Reconstruction of Electrocardiogram Lead Placement’ was accepted for presentation at the 2020 Computing in Cardiology Conference (CinC).

The abstract was co-authored by Dr. Alexander D. Wissner-Gross of Reified LLC, Dr. Suraj Kapa of the Mayo Clinic, James Lee, Natasha Drapeau, and Kenneth L. Londoner of BioSig Technologies, Inc. The manuscript presents a method for computationally reconstructing the spatial placement of electrocardiogram (ECG) leads using only correlations between their recorded signals and without requiring external calibration or other prior knowledge. The work further examines the association of various cardiac abnormalities with the reconstructed geometries and reviews potential clinical applications of the method.

“We are encouraged by the early successes that Alex and his team have demonstrated in developing machine learning solutions for PURE EP(tm). From early disease detection to more accurate diagnosis to improved decision making during treatment, the transformative potential of artificial intelligence and machine learning in healthcare is vast. We are excited to report on our progress during the CinC 2020 and look forward to exploring further clinical applications through novel AI-powered algorithms,” commented Kenneth L. Londoner, Chairman and CEO of BioSig Technologies, Inc.

“We found that electrophysiological waveforms could encode a surprising amount of spatial information about the context in which they were recorded and look forward to translating this and other advanced biomedical signal analytics into clinical usage,” added Dr. Wissner- Gross.

CinC 2020 takes place on September 13-16, 2020, in a hybrid of live and online sessions, in Rimini, Italy. The Company’s abstract will be presented virtually by Dr. Alexander D. Wissner-Gross, on Tuesday, September 15, from 15:45-17:45 Central European Time (09:45 – 11:45 Eastern Time).

Please view the CinC 2020 program using this link.

In December 2019, the Company announced that it partnered with Cambridge, Massachusetts-based Reified LLC, a provider of advanced artificial intelligence-focused technical advisory services to the private sector. Initial machine learning and AI solutions developed under the terms of this collaboration are focused on BioSig’s core competencies in electrophysiology.

About Computing in Cardiology

CinC provides a forum for scientists and professionals from the fields of medicine, physics, engineering, and computer science to discuss their current research on topics about computing in cardiology and cardiovascular physiology.

About BioSig Technologies

BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, PURE EP (tm) System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133